Date: May 20, 2004

Settlement Agreement

Party A: Shanghai Broadband Inc. (Hereinafter SBN)

710 Dong Fang Road

Tomson Commercial Building

Pudong, Shanghai, PR. China

Party B: Q Group PLC (Hereinafter Q Group)

93 Mill End Road, Cambridge CB1 9LB, UK

and its wholly owned subsidiary

Q Multimedia Ltd.

5 Hagavish St. Kfar Sava, Israel

1) SBN shall have the right to use all historically acquired Intellectual Property (hereinafter IP) from Q Group within any of its product lines, including Fudan New English and E-Ya Kids English. This right and this contract cancel all previous agreements signed between Q and SBN.

2) The said IP covers Q Group's product lines: Quartet English and Q Kids Line. The said Intellectual Property means (but not limited to) text, voice, graphics, video, characters, cartoon, printed materials, games, related designing, learning management system, interface and etc.

3) Q Group confirms that Q Group is the owner of the said IP in the Claude 2 of this agreement, and has full authority to authorize SBN to sue the said IP.

4) Any new products by SBN will not contain significant percentage of Q Group's contents, and will have SBN's own character. Q Group's content can only be sold as SBN's integrated products and system line according to the Clause 5 of this Agreement.

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5) Upon the completion of sales and dissemination for the already produced printed materials of Fudan New English, SBN will remove all references to Quartet English in Fudan New English. SBN shall remove all such references in its electronic files and Internet sites within 60 days. SBN will not use any references to Quartet English and Q Kids Line or any other Q product within its any new products, multimedia, printed materials, market and advertising materials.

6) SBN shall decrease the use of Q Group's content in three stages:

A: Between June 30, 2004 to June 30, 2005, the total content of Q Group's products shall be no more than 75% of SBN's products and system line and Q's product shall not be more than 75% of any of SBN's products. Any edited and changed Q Group's content shall not be accounted as Q Group's content.

B: Between June 30, 2005 to June 30, 2006, the total content of Q Group's contents shall be no more then 50% of SBN's products and system line and Q's product shall not be more than 50% of any of SBN's products. Any edited and changed Q Group's content shall not be accounted as Q Group's content.

C: After June 30, 2006, the change in Q Group's content shall not be less than 50% in each and every one of the following components: Learning Management System, Graphic User Interface, structure and instructional modules, in each and every one of SBN's products.

7) Any dispute regarding the percentage mentioned in Clause 6 must be resolved by the parties, and a third individual party, recognized in the field of educational technology, which will be appointed by the parties, will determine the result.

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8) Any dispute regarding the percentage mentioned in Clause 6 and a discrepancy of up to 10% shall not be regarded as cause to disrupt SBN's normal business operation.

9) After June 30, 2006 when SBN makes the last payment to Q Group, SBN shall have the right of perpetual use of Q Group's content for free of additional charge and Q Group will have no any right to claim any interest from SBN.

10) Q Group will not sign a similar settlement (content components) agreement in China until June 0, 2006.

11) Market Segment and Exclusive:

A: Government Public Educational Sectors: Q Group is not allowed to directly or indirectly sell any Q Group's products, or license such products to its partners, to government public educational sectors before June 30, 2006, Shanghai, Jiangsu Province, Zhejiang Province.

B: Language Schools: Q Group shall not enter into agreement with additional partners, other than Global Educational Management (Suzhou Industrial Park, Suzhou) in Shanghai, Jiangsu Province and Zhejian Province before June 30, 2006.

C: Lock-Up Period: SBN shall not establish Fudan New English Center and shall not directly advertise Fudan New English in Guangdong Province before June 30, 2005.

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D: Jiansu Province and Zhejiang Province: SBN shall not open up any Fudan New English training centers in these 2 provinces until reference to Quartet are removed. SBN shall only operate Fudan New English training centers serving Fudan New English Internet business before June 30, 2005.

12) Payment: the totally payment of SBN to Q Group is US$250,000

A: before May 30, 2004 US$150,000

B: before May 30, 2005, US$50,000

C: before May 30, 2006, US$50,000

13) Jurisdiction: This Settlement Agreement shall be construed and enforced under the law of the People Republic of China.

14) This contract is deemed valid under execution of the first payment. As long as the Q receives the first payment, any dispute on this Settlement Agreement by will not disrupt SBN's normal operation involving use of Q Group's IP.

SBN Q Group

/s/ signed /s/ signed